Exhibit 99.2

Template 2005 Bonus Program Individual Summary Sheet for Senior Sales Executives

Executive: [name]

Total Target Bonus: $

Credits Toward Target Bonus:

Target Bonus
[company-wide annual sales goal]	$
[company-wide quarterly sales goal]	$
[company-wide quarterly sales goal]	$
[company-wide quarterly sales goal]	$
[company-wide quarterly sales goal]	$
Total Target Bonus	$

Determination of Bonus:

The Executive will be assigned credits towards his Target Bonus after the end of each fiscal quarter (including the fourth quarter), at the discretion of the Chief Executive Officer, on the basis of the attainment by the company of the quotas within each category shown above. The Chief Executive Officer will then determine a suggested bonus for the Executive for each quarter, which he will submit to the Executive Development and Compensation Committee of the Board of Directors for its consideration.

The actual bonus amount for the Executive for each quarter, if any, shall be determined in the sole discretion of the Executive Development and Compensation Committee of the Board of Directors. The Committee will consider the suggested bonus amount and the foregoing guidelines, but may increase or decrease the actual bonus, if any, payable to Executive. This program summary sheet shall not be construed to provide the Executive with any entitlement to payment of a particular bonus amount.